Exhibit  99  -  Press  release  issued  June  25,  2002
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FOR  IMMEDIATE  RELEASE

ANALYSTS  CONTACT:  THOMAS  CONNELLY
Director  of  Investor  Relations
Phone:  248-702-6000  Ext.  6240

MEDIA  CONTACT:  FRANCIS  R.  LIEDER
Phone:  810-987-2200  Ext.  4186
FAX:  810-989-4098
E-mail:  francis.lieder@semcoenergy.com


         SEMCO ANNOUNCES $145 MILLION SENIOR UNSECURED CREDIT FACILITIES


     FARMINGTON HILLS, MI JUNE 25, 2002 - SEMCO ENERGY, Inc. (NYSE:SEN) today announced the successful closing of $145 million of syndicated credit facilities led by Standard Federal Bank, N.A. The Senior Unsecured Credit Facilities will be used to fund SEMCO's short term cash requirements replacing $145 million of current bilateral lines which expire later this month. The Facilities consist of an $80 million three-year revolver and a $65 million 364-day facility, with a one-year term loan option.
     John Schneider, Senior Vice President and Chief Financial Officer, in announcing the Facilities said, "We are very pleased with the positive response received from the banking community in committing to these Facilities and the fine group of participating banks. These Facilities provide committed credit at competitive fees and pricing. The Facilities also provide the flexibility needed to manage SEMCO's short-term cash requirements in its growing gas distribution and underground gas facility construction businesses."


     SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to more than 374,000 Customers in Michigan and Alaska. It also owns and operates businesses involved in natural gas pipeline construction services, propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.


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